EXHIBIT 10.1

RELEASE AGREEMENT

This RELEASE AGREEMENT (“Agreement”) is made and entered into by and between ALDERWOODS GROUP, INC. (“Alderwoods”), ROSE HILLS COMPANY (“Rose Hills”), as well their respective parent companies, subsidiaries, affiliates, successors, predecessors, employees, agents, directors and officers, past and present, stockholders and estates (collectively referenced herein as “the Company”), and DENNIS C. POULSEN, his dependents, heirs, attorneys, agents, successors and assigns (collectively referenced herein as “Poulsen”“ or “Employee”).

R E C I T A L S

WHEREAS, Poulsen has been employed as Chairman and then Chief Executive Officer (“CEO”) of Rose Hills pursuant to a agreement dated March 1, 2000 and extensions thereof (the “Prior Agreement”); and

WHEREAS, Poulsen had agreed to resume the position of CEO of Rose Hills until a successor could be identified and a transition achieved; and

WHEREAS, the successor has been identified and will commence duties on July 1, 2003 and effective that date Poulsen has agreed to resign from his position and accept a non-executive position as Chairman of the Board of Rose Hills; and

WHEREAS, Poulsen and the Company (collectively, the “Parties”) desire and intend to resolve any and all issues related to the Prior Agreement and any other prior employment agreements entered into between the parties prior to the Resignation Date; and

WHEREAS, the Parties have read and understood the terms of this Agreement and have been provided a reasonable opportunity to consult with legal counsel prior to executing this Agreement.

In consideration for the mutual promises and covenants set forth herein, the Parties agree as follows:

1.    Resignation.  Poulsen agrees to tender his voluntary resignation from his position as Chief Executive Officer of Rose Hills, effective June 30, 2003 (the “Resignation Date”). Poulsen agrees to submit a resignation letter in the form attached hereto as Exhibit A.

2.    Termination of Other Agreements.  Poulsen agrees that this Agreement terminates the Prior Agreement and any and all other prior employment agreements entered into between the Parties on or before the Resignation Date and constitutes the entire agreement between the parties as of the Effective Date of this Agreement, with the exception of the Letter Agreement entered into between the parties, dated July 1, 2003 (the “July 2003 Agreement”); provided, however, that nothing in this Agreement shall be construed to modify or abridge any vested rights under the Rose Hills Supplemental Executive Retirement Plan, the Rose Hills 401K Plan and any other qualified benefit program in which Poulsen was a participant immediately prior to his resignation and the July 2003 Agreement.

3.     Payment.  The Company shall pay Poulsen the termination without cause amount referred to in the Prior Agreement in a lump sum in the gross amount of two hundred forty thousand dollars and no cents ($240,000.00), less statutory payroll deductions and any other deductions authorized in writing by Poulsen (the “Payment”). The Payment shall be paid within thirty (30) calendar days after the expiration of the seven (7) day revocation period set forth in Section 8(e) herein.

4.    Tax Consequences.  Poulsen agrees to pay federal and state taxes, if any, which are required to be paid with respect to the Payment. Poulsen acknowledges and agrees that neither the Company nor its counsel have made any representations or rendered any opinions regarding the tax consequences of the Payment. Poulsen agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the Company or any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by the Company by reason of such claims, including amounts paid by the Company as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.

5.    Employee Benefits.  After his Resignation Date, Poulsen may continue his participation in Rose Hills’ employee benefit plans, other than Long Term Disability in accordance with the terms of the applicable plan documents.

6.    Release.

a.	Poulsen, on behalf of himself, his spouse, dependents, heirs, attorneys, successors and assigns, hereby releases, holds harmless and forever discharges Alderwoods Group, Inc., Rose Hills Company, as well as their respective parent companies, subsidiaries, affiliates, successors, predecessors, employees, agents, directors and officers, past and present, stockholders and estates in their individual and business capacities, jointly and severally (collectively referenced herein as “the Released Parties”), from any and all claims, damages, fees, costs or other equitable, legal, statutory or common law relief for any causes of action, obligations, contracts, torts, claims, costs, penalties, fines, liabilities, attorneys’ fees, demands or suits, of whatever kind or character, known or unknown, fixed or contingent, liquidated or unliquidated, whether asserted or unasserted, arising out of or related to Poulsen’s employment with the Company prior to his Resignation Date, Poulsen’s resignation from his position of Chief Executive Officer of Rose Hills and any employment agreements governing terms of Poulsen’s employment prior to his Resignation Date. This Agreement shall specifically apply to, but shall not be limited to, claims for alleged violations of civil rights, including violations of Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, or any other state or federal statute (or constitution), including but not limited to any claim based upon race, color, sex, national origin, ethnicity, ancestry, religion, age, mental or physical disability, marital status, sexual preference or denial of Family and Medical Leave; claims arising under the Employee Retirement Income Security Act of 1974 (“ERISA”), or pertaining to ERISA-regulated benefits (except as specifically provided herein); claims arising under the Fair Labor Standards Act, including any claims for wages, vacation pay, severance pay, bonus compensation, commissions, deferred compensation, stock grants and/or stock options, other remuneration of any kind or character; or any other federal, state or local law governing labor relations; claims for any obligations, agreements, express or implied contracts; claims for defamation, invasion of privacy, assault and battery, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, conspiracy or misrepresentation; express or implied duties of good faith and fair dealing; wrongful discharge, violations of public policy; and/or torts for any and all alleged acts, omissions or events up through the Effective Date of this Agreement.

b.	The Parties acknowledge that this Agreement is intended to constitute a full and final settlement, release and bar to any and all claims of any kind, known or unknown. The Parties acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

Poulsen expressly waives and relinquishes any and all rights and benefits which he may have under Civil Code § 1542 to the fullest extent permissible under the law. The Parties acknowledge that they are aware that they, or their attorneys, may hereafter discover facts or claims in addition to or different from those which are known to exist with respect to the subject matter of this Agreement, but that it is the Parties’ intention to fully, finally and forever settle and release all claims known or unknown, suspected or unsuspected, with respect to the subject matter of this Agreement.

7.    Voluntary and Knowing Agreement.  Poulsen acknowledges that he has carefully read and fully understands all of the provisions and effects of this Agreement; that he has consulted with an attorney prior to executing this Agreement; that he participated in the creation of and is voluntarily entering into this Agreement; and that neither the Company nor its agents or attorneys have made any representations or promises as to the terms or effects of this Agreement other than those contained here.

8.    Compliance With Older Workers’ Benefit Protection Act.  The Parties desire and intend that this Agreement comply with the terms of the Older Workers’ Benefit Protection Act. Accordingly, Poulsen acknowledges that he has been advised of the following rights:

a.	Poulsen understands that state and federal laws, including the AGE DISCRIMINATION IN EMPLOYMENT ACT, prohibit employment discrimination based upon age, sex, race, color, national origin, ethnicity, religion, or disability. Poulsen further understands and agrees that, by signing this Agreement, he agrees to waive any and all such claims, and release the Company from any and all such claims.

b.	Poulsen acknowledges that he has been advised in writing to consult with an attorney and has been provided with a reasonable opportunity to consult with an attorney prior to signing this Agreement, which contains a general release and waiver of claims.

c.	Poulsen acknowledges he is being paid the Payment in a lump sum and that he is being provided benefits in accordance with paragraph 5 of this Agreement, in consideration for his signing of this Agreement.

d.	Poulsen acknowledges that he has TWENTY-ONE (21) DAYS after receiving this Agreement, up to and including July 21, 2003, to consider whether to sign this Agreement.

e.	Poulsen acknowledges that, in the event that he signs this Agreement, he has another SEVEN (7) DAYS to revoke it. To revoke, Poulsen agrees to deliver a written notice of revocation to Mr. Paul Houston, President and Chief Executive Officer, Alderwoods Group, Inc., 2225 Sheppard Avenue E., Suite 1100, Toronto, Ontario M2J5C2 Canada, prior to 5 PM on the seventh day after signing. THIS AGREEMENT DOES NOT BECOME EFFECTIVE UNTIL EXPIRATION OF THIS SEVEN DAY PERIOD.

9.    Non-Disclosure.  Poulsen acknowledges that, by reason of his position with Rose Hills, he has been given access to Confidential Information belonging to the Company. Poulsen agrees that, subsequent to the Effective Date of this Agreement, he will not use for any purpose, or disclose to any person who is not a current officer, director, employee or agent of the Company, any Confidential Information obtained during the course of his employment with the Company, without the expressed written consent of the Company. For purposes of this Agreement, the term “Confidential Information” shall mean documents, electronic media or other tangible things containing trade secrets, patents, trademarks, service marks, copyrights, video tapes, audio tapes, promotional materials, brochures, products, specifications, techniques, processes, drawings, price lists, orders, invoices, customers lists, insurance lists, pre-need sales information, vendor or supplier lists, market studies, policies, procedures, files, documents, forms, financial information, corporate structure, budgets, forecasts, estimates, contracts, correspondence, personnel information, resumes, and other similar information.

10.    Cooperation with Litigation.  In the event that the Company is involved in any investigation, litigation, arbitration or administrative proceeding subsequent to the Effective Date of this Agreement, Poulsen agrees that, upon request and at such payment rates as may be agreed to by the parties, he will provide reasonable cooperation to the Company and its attorneys in the prosecution or defense of any investigation, litigation, arbitration or administrative proceeding, including participation in interviews with the Company’s attorneys, appearing for depositions, testifying in administrative, judicial or arbitration proceedings, or any other reasonable participation necessary for the prosecution or defense of any such investigation, litigation, arbitration or administrative proceeding.

11.    Indemnification.  This Agreement shall not affect Poulsen’s rights to indemnification under the charter and by-laws of Rose Hills and/or Alderwoods with respect to acts, omissions or events occurring prior to the Resignation Date, which rights shall also apply to Poulsen with respects to acts, omissions or events occurring on or after his Resignation Date in connection with his duties and responsibilities as non-executive Chairman of the Board of Rose Hills. The Company will continue to cover Poulsen under Rose Hills’ directors’ and officers’ liability insurance policy for as long as Rose Hills provides such coverage generally to its officers and directors.

12.    Irreparable Harm.  In addition, Poulsen acknowledges that any breach of the provisions stated in paragraph 9 of this Agreement is likely to result in immediate and irreparable harm to the Company, for which money damages are likely to be inadequate. Accordingly, Poulsen consents to injunctive and other appropriate equitable relief that the Company may seek to protect the Company’s rights under this Agreement. Such relief may include, without limitation, an injunction to prevent him from disclosing any trade secrets or confidential information concerning the Company to any entity, to prevent any entity from receiving from him or using any such trade secrets or confidential information, from solicitation of customers or employees, or using any of the names identified above. Poulsen acknowledges that he has received good and sufficient consideration as described above for the covenants set forth in this Agreement.

13.    Arbitration.  Except as provided in Paragraph 12 herein, any claims or controversies pertaining to the interpretation or enforcement of this Agreement, shall be resolved by final and binding arbitration in the City of Los Angeles, California, in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes in effect on the date arbitration is demanded.

a.	All arbitration demands shall be in writing. Any demand for arbitration must be communicated within twenty four (24) months of the date the alleged violation of the Agreement.

b.	All arbitration awards shall be in writing. Subject to applicable law, the arbitrator shall have the discretion to assess reasonable costs and expenses, including attorneys’ fees, against the non-prevailing party. Further, any dispute as to the reasonableness of any costs and expenses shall be resolved by the arbitrator.

c.	Except as may be necessary to enter judgment enforcing any award or as otherwise required by law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be confidential. Neither the parties nor the arbitrator shall divulge to any third party not directly involved in the arbitration proceeding the contents of the pleadings, papers, orders, hearings, trials or awards in the arbitration. Any court proceedings filed by any Party to modify, enforce or vacate an arbitration award issued hereunder shall be filed under seal to the maximum extent permitted by law.

14.    Choice of Law.  This Agreement is made in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California (without regard to rules pertaining to choice of law), or by Federal law where applicable.

15.    Modifications.  The Parties agree that the provisions of this agreement may not be modified by any subsequent agreement unless the modifying Agreement is: (i) in writing; (ii) specifically references this Agreement; (iii) is signed by Dennis C. Poulsen; and (iv) is signed and approved by the President and Chief Executive Officer of Alderwoods Group, Inc.

16.    Integration.  The Parties acknowledge and agree that the Parties have executed this Agreement based upon the terms set forth herein; that the Parties have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; that no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and that all prior agreements, whether oral or written, are expressly superseded and/or revoked by this Agreement.

17.    Severability and Waiver.  The Parties acknowledge and agree that each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, in the event that any provision is deemed to be unenforceable for any reason, the remaining provisions shall remain effective, binding and enforceable. The Parties further acknowledge and agree that the failure of any party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision of this Agreement.

18.    Successors and Assigns.  The Parties acknowledge and agree that this Agreement shall inure to the benefit of and may be enforced by the Parties and shall be binding on Poulsen, his executors, administrators, legatees, or any other successor in interest and upon the Company, its successors, assigns and/or transferees.

19.    Drafting.  Each Party has cooperated in the drafting and preparation of this Agreement. Accordingly, in any dispute concerning the interpretation or application of this Agreement, the terms of the Agreement shall not be construed against any party on the basis that the party drafted this Agreement.

20.    Effective Date.  The Effective Date of this Agreement shall be seven (7) calendar days after the date that Poulsen signs this Agreement. The date that representatives of the Company sign this Agreement shall not affect the Effective Date for any purpose under this Agreement.

21.    Fees and Costs.  The Parties will each bear their own attorney’s fees and costs in connection with drafting and negotiation of this Agreement.

22.    Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, and intending to be legally bound hereby, I have executed and delivered this Release as of the date set forth below.

ROSE HILLS COMPANY

July 1, 2003 Date	By:	/s/ KENTON C. Woods Kenton C. Woods President and Chief Executive Officer

ALDERWOODS GROUP, INC.

July 1, 2003 Date	By:	/s/ PAUL A. HOUSTON Paul A. Houston President and Chief Executive Officer

July 1, 2003 Date		/s/ DENNIS C. POULSEN Dennis C. Poulsen

EXHIBIT A

June 30, 2003

Mr. Paul Houston

President and CEO, Alderwoods Group, Inc.

Director, Rose Hills Company

Dear Paul:

This is to advise you that effective June 30, 2003, I hereby voluntarily resign my position as Chief Executive Officer with Rose Hills Company.

Sincerely Yours,

Dennis C. Poulsen